SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2009

SILICON GRAPHICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10441		94-2789662
(Commission File Number)		(IRS Employer Identification No.)

1140 East Arques Ave. Sunnyvale, California		94085
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 524-1980

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 31, 2009, Silicon Graphics, Inc. (“SGI”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Rackable Systems, Inc. (“Rackable”).  Under this agreement, Rackable will purchase substantially all the assets, except for certain excluded assets, of SGI for $25 million, subject to adjustment in certain circumstances, plus the assumption of certain liabilities associated with the acquired assets.  The Asset Purchase Agreement has been approved by the respective boards of directors of Rackable and SGI.

Completion of the transaction is subject to a number of closing conditions, including the approval of the Court (as defined below).  Subject to such conditions and uncertainties, the transaction is expected to close within approximately 60 days.  The assets to be acquired do not include certain non-core patents, which will be retained by SGI.  It is expected that the net proceeds of the transaction will be distributed for the benefit of the secured creditors of SGI, and that SGI stockholders will not receive any proceeds in respect of the sale.

Item 1.03.  Bankruptcy or Receivership.

On April 1, 2009, Silicon Graphics, Inc. (“SGI”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Court”) (Case No. 09-11701).  The Debtors will continue to operate their business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

On April 1, 2009, SGI issued a press release announcing that it had filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code.  In this press release, SGI announced that it had reached an agreement to sell substantially all of its assets, except for certain excluded assets, to Rackable for $25 million.  A copy of the press release is incorporated herein by reference and attached hereto as Exhibit 99.1.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the bankruptcy petitions described above constitutes an event of default under the Senior Secured Credit Agreement, dated October 17, 2006, as amended, (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. as administrative agent and revolving agent, Morgan Stanley & Co., Incorporated as collateral agent, and the other Lenders and Credit Parties thereto (as defined therein) and resulted in the acceleration of all amounts due under the Credit Agreement.  The ability of the creditors to seek remedies to enforce their rights under the Credit Agreement is automatically stayed as a result of the filing of Chapter 11 cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.  The automatic stay invoked by filing the Chapter 11 cases effectively precludes any actions against SGI resulting from such acceleration.

As of March 31, 2009, under the Credit Agreement, the total principal amount of the outstanding obligations under the term loan was approximately $141.7 million and the total principal amount of the outstanding obligations under the revolving loan was approximately $20.7 million.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

99.1:                Press Release issued by Silicon Graphics, Inc. dated April 1, 2009.

Forward-Looking Statements.

In addition to historical information, this Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this Current Report on Form 8-K, including statements regarding the Company’s future financial position and results, are forward-looking statements. Factors that might cause such a difference in results include, but are not limited to: the effects of our Chapter 11 filing; the risk that the bankruptcy court may not approve the proposed acquisition; and negotiations with Rackable or conditions to closing of the acquisition may fail.

All information set forth herein is current as of the date of this Current Report on Form 8-K. The Company undertakes no duty to update any statement in light of new information or future events. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” section of the Company’s SEC filings, including, but not limited to, its Form 10-Q for the quarter ended December 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date:	April 1, 2009	By:	/s/ Gregory S. Wood
			Name:	Gregory S. Wood
			Title:	Senior Vice President and Chief Financial Officer